Exhibit 10.5

AMENDMENT

THIS AMENDMENT (this “Amendment”) is entered into as of January 25, 2010, by and between, Stefan Chopin, (“you”) and Edgar Online, Inc., a Delaware corporation (“EOL”). Capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Existing Agreement (defined below).

RECITALS

The parties hereto are party to an Executive Employment Terms letter agreement (the “Existing Agreement”), dated March 13, 2008.

NOW, THEREFORE, in consideration of your eligibility to receive an additional $10,000 in bonus opportunity based on your 2009 annual performance as well as your continued employment with EOL, you hereby agree that:

1. Confidentiality: The Paragraph titled “Confidentiality” in the Existing Agreement is hereby deleted and replaced with the following:

During your employment with EOL you will have access to proprietary and confidential information of EOL. You acknowledge and agree that any inventions created by you shall be the property of EOL and you hereby agree to assign, and hereby do assign, any patent or other rights in such inventions to EOL. Your confidentiality, non-disclosure and invention assignment obligations will be subject to the terms of the Confidentiality Agreement attached hereto, the terms of which are hereby incorporated by reference. This agreement must be signed at the same time as this letter.

2. Non-solicit; non-compete: The paragraph titled “Non-solicit; non-compete” is hereby deleted and replaced with the following:

In consideration of your continued employment and the terms of this Agreement , you hereby agree that for a period of twelve (12) months from your last date of employment not to directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of EOL’s or its affiliates’ customers, prospective customers, or business partners for the purpose of selling or attempting to sell, any products and/or services that are the same or substantially similar to the products and services provided by EOL or its affiliates to its customers during your employment. In addition, you will not (a) disclose the identity of any such business partners, customers, or prospective customers, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; (b) directly or indirectly, engage or carry on in any manner (including, without limitation, as principal, shareholder, partner, lender, agent, employee, consultant, or investor (other than a passive investor with less than a five percent (5%) interest), trustee or through the agency of any corporation, partnership, limited liability company, or association) in any business that is in competition, or could potentially be in competition, with the business of EOL or its affiliates; or (c) solicit on your own behalf or on behalf of any other person, the services of any person who is an employee of EOL or its affiliates or has been an employee of EOL or its affiliates during the preceding twelve (12) months prior to such solicitation, or solicit any of EOL’s or its affiliates’ employees to terminate employment with EOL or its affiliates, as applicable.

3. Confidentiality Agreement: Paragraph 4 of the Confidentiality Agreement attached to the Existing Agreement is hereby deleted and replaced with the following:

I will promptly and fully disclose to the Company any and all any and all inventions, discoveries, developments, methods, processes, trade secrets, improvements, works, concepts and ideas, whether or not patentable or copyrightable and whether or not they are made, conceived or reduced to practice during my work for the Company, or using the Company’s data or facilities, which I or others working under my direction develop, make, conceive, create or reduce to practice during my work for the Company, either solely or jointly with others, whether or not during normal hours and whether or not on Company premises (collectively, “Developments”). All Developments will be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names, trade secret rights and other intellectual property rights there to in the United States and elsewhere. In addition, I agree that all copyrightable works that I created during my work for the Company shall be considered “works made for hire.” I also hereby waive all claims to moral rights in any Development. I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records will be available to and remain the sole property of the Company at all times. I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this section will continue after the termination of my work for the Company and that during my work for the Company I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company. I further understand that if I am requested to perform any obligations under this section after my work for the Company is terminated, I will receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company. In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and reduced to practice prior to my employment with the Company and that are, accordingly, excepted from the provisions of this Section 1. Upon termination of my work for the Company or at any other time upon the Company’s request, I will promptly deliver to the Company all electronic data, computer programs, specifications, drawings, blueprints, data storage devices, prototypes, models, notes, and other documents or material in any media (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, which contain or embody Confidential Information or Developments. I acknowledge that these documents and material are the sole property of the Company, and that I may only use such documents and material in the performance of my duties for the Company.

4. No Other Amendments. Except as modified by Sections 1, Section 2 and Section 3, above, the Existing Agreement and the Confidentiality Agreement shall continue in full force and effect.

Accepted and Agreed to by:

EDGAR Online, Inc.		Employee:	Stefan Chopin

Signature:	/s/ Philip Moyer	Signature:	/s/ Stefan Chopin

Title:	President and CEO

Date:	Date:

[SCHEDULE 3.1 TO AMENDMENT]